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                                                             EXHIBIT NO. 99.9(b)

                           MFS SERIES TRUST I
             500 Boylston Street o Boston o Massachusetts 02116




                                        As of January 1, 1998




MFS Service Center, Inc.
500 Boylston Street
Boston, MA 02116

Dear Sir/Madam:

         This will confirm our understanding that Exhibit B to the Shareholder Servicing Agent Agreement between us, dated September 10, 1986, as amended, is hereby amended, effective immediately, to read in its entirety as set forth on Attachment 1 hereto.

         Please indicate your acceptance of the foregoing by signing below.

                                        Sincerely,

                                        MFS SERIES TRUST I




                                        By:  W. THOMAS LONDON
                                             W. Thomas London
                                             Treasurer


Accepted and Agreed:

MFS SERVICE CENTER, INC.




By:   JOSEPH W. DELLO RUSSO
      Joseph W. Dello Russo
      Treasurer



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                                                              ATTACHMENT 1
                                                          As of January 1, 1998


                         EXHIBIT B TO THE SHAREHOLDER
                       SERVICING AGENT AGREEMENT BETWEEN
                        MFS SERVICE CENTER, INC. ("MFSC")
                       AND MFS SERIES TRUST I (the "Fund")


The fees to be paid by the Fund on behalf of its series with respect to all shares of each series of the Fund to MFSC, for MFSC's services as shareholder servicing agent, shall be 0.1125% of the average daily net assets of the Fund.